Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of American Battery Materials Inc., a Delaware corporation, is a summary only. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and the complete text of our Certificate of Incorporation, amended (the “Certificate of Incorporation”), and our Bylaws, as amended (the “Bylaws”).

All references to the “Company”, “we”, “us”, “our”, and “ours” refer to American Battery Materials Inc.

General

Under our Certificate of Incorporation, we are authorized to issue up to 100,000,000 shares of common stock, par value $0.001; and, 10,000,000 shares of preferred stock, par value $0.001.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters on which stockholders are generally entitled to vote; provided, however, that, except as otherwise required by law, holders of common stock, as such, are not entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation. Holders of our common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the combined voting power of our common stock could, if they so choose, elect all the directors.

Dividends. Subject to the rights of the holders of any outstanding series of preferred stock, holders of common stock are entitled to receive any dividends to the extent permitted by law when, as and if declared by our board of directors.

Liquidation. Upon our dissolution, liquidation or winding up of the Company, subject to the rights of the holders of any outstanding series of preferred stock, the holders of shares of common stock are entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Other Matters. Our Certificate of Incorporation does not entitle holders of our common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

The Company has authorization for “blank check” preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to common stock. There are 10,000,000 shares of preferred stock, par value $0.001, authorized for issuance. The Company has 50,000 shares of Series A preferred stock (the “Series A”) designated and authorized.

Our Certificate of Incorporation authorizes our board of directors to establish from time-to-time the number of shares to be included in each series of preferred stock, and to fix the designation, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each series of preferred stock. Our board of directors is also able to increase or decrease the number of authorized shares of any series of preferred stock (but not below the number of shares of that series of preferred stock then outstanding) without any further vote or action by the stockholders.

The existence of unissued and unreserved common stock or preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Voting Rights. The holders of our Series A may vote on any action upon which holders of our common stock may vote, and they shall vote together as one class with voting rights equal to sixty percent (60%) of all of the issued and outstanding shares of Common Stock of the Company.

Conversion. The Series A shall automatically convert into shares of our common stock upon the earlier of either (a) the effectiveness of a registration statement under the Securities Act of 1933; or, (b) twelve (12) months from the issuance of the Series A shares, at a ratio equal to the purchase price per share of the Series A divided by $0.005.

Dividends. Subject to the rights of the holders of any other outstanding series of preferred stock, holders of Series A receive no dividends, except that in the event dividends are declared for commons stock, the same rate of dividend per share shall be due and payable to Series A shareholders.

Liquidation. Upon our dissolution, liquidation or winding up of the Company, the holders of Series A shares are entitled to receive a priority from the assets of the Company available for distribution to its stockholders at the rate of $1.00 per share.

Other Matters. The holders of Series A shares are not entitled to preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our Series A shares.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Certain provisions of DGCL, our Certificate of Incorporation, and our Bylaws could make the acquisition of the Company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.

Authorized but Unissued Shares, Undesignated Preferred Stock

The authorized but unissued shares of our common stock are available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

No Cumulative Voting

Holders of our common stock do not have cumulative voting rights in the election of directors.

Special Meetings of Stockholders

Under our Bylaws, special meetings of stockholders may be called at any time by the chairman of the Board of Directors, by a majority of the members of the Board of Directors or as otherwise provided by DGCL, or the Certificate of Incorporation. Our Bylaws further provide that the Board of Directors shall call a special meeting upon the written request of the record holders of at least 25%, in the aggregate, of the voting power of the outstanding shares of all classes of shares entitled to vote at such a meeting, subject to requirements and limitations set forth in our Bylaws. Under DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business

Under our Bylaws, nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors who comply with the applicable notice and other requirements set forth in our Bylaws. If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our Board of Directors, our Bylaws contain certain procedures that must be followed for the advance timing required for delivery of stockholder notice of such nomination or other business and the information that such notice must contain.